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Innovus Pharma Signs Second License and Distribution Agreement with

Ovation Pharma for EjectDelay™ in Morocco

Company to receive up to $18.6 million in payments

LA JOLLA, Calif., September 11, 2013 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today it has entered into a second license and distribution agreement with Ovation Pharma SARL (“Ovation Pharma”) under which Innovus Pharma granted to Ovation Pharma an exclusive license to market and sell Innovus Pharma’s topical premature ejaculation treatment, EjectDelay™, in Morocco. Ovation Pharma may pay Innovus Pharma up to approximately $18.6 million – allocated among a fixed upfront license fee and the achievement of regulatory and commercial milestones. In addition, Ovation Pharma has agreed to certain upfront minimum purchases of EjectDelay based upon an agreed upon transfer price and minimum yearly purchases.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are pleased to sign our second major North African collaboration with Ovation Pharma in Morocco and our first with EjectDelay, a product for premature ejaculation. We look forward to signing additional partnerships in the near term as we continue to execute our commercialization strategy.”

At the time marketing begins, Innovus Pharma believes EjectDelay will be the first and only benzocaine based over the counter (“OTC”) topical treatment available specifically for this indication in Morocco.

About EjectDelay and Premature Ejaculation

EjectDelay is an over-the-counter (“OTC”) U.S. Food and Drug Administration compliant proprietary topical treatment containing the drug benzocaine and indicated for delay of premature ejaculation. The drug typically works within minutes of application to the glans of the penis. In clinical trials, the application of benzocaine has been shown to delay premature ejaculation by several minutes. For more information visit www.ejectdelay.com.

Premature ejaculation (“PE”) is the most common sexual dysfunction reported by men but is still under-diagnosed and under-treated. PE can happen at any age and its prevalence is consistent across all ages. In an article in The Journal of Sexual Medicine in 2007, D.L. Patrick, D. Rowland and M. Rothman state, “Global studies consistently report that 20-30% of men experience PE worldwide. This means that PE is experienced at similar rates across the globe.”

About Ovation Pharma SARL.

Ovation Pharma, headquartered in Casablanca, Morocco, is a fast-growing specialty pharmaceutical company that in-licenses, promotes and markets prescriptions and OTC products. Ovation Pharma’s expertise in medical promotion, regulatory affairs and marketing strategy allows it to be a partner of choice for multinational corporations expecting to break into the Moroccan pharmaceutical market with emerging products.

About Innovus Pharmaceuticals, Inc.

Innovus Pharma, headquartered in La Jolla, California, is an emerging pharmaceuticals company that delivers innovative and uniquely presented and packaged health solutions through its over-the-counter medicines and consumer and health products.

For more information, go to www.innovuspharma.com.

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Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to: receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Ovation Pharma will successfully market and sell EjectDelay in Morocco, whether Innovus Pharma will receive milestone payments from such sales and whether Innovus Pharma will be able to enter into additional collaboration agreements. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:

Kevin Holmes

Chesapeake Group

info@chesapeakegp.com

T: 410-825-3930

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